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                                                                     EXHIBIT 5.1


                                  [LETTERHEAD]

                                February 9, 1999


Eclipse Surgical Technologies, Inc.
1049 Kiel Court
Sunnyvale, CA 94089

         RE:  REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-4 filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 9,908,040 shares of your Common Stock, no par value (the "Shares"), to be issued to the stockholders of CardioGenesis Corporation ("CardioGenesis") in connection with the merger of CardioGenesis with and into a wholly-owned subsidiary of Eclipse. As counsel to you in connection with this transaction, we have examined the proceedings proposed to be taken by you in connection with issuance of the Shares.

         Based upon the foregoing, we are of the opinion that the Shares, when issued in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                      Very truly yours,

                                      /s/ WILSON SONSINI GOODRICH & ROSATI, P.C.
                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation